Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-197809), Form S-3 (No. 333-217606), Form S-8 (No. 333-190471) and Form S-8 (No. 333-211569) of Jones Energy, Inc. of our report dated March 10, 2017,except with respect to the effects of the special stock dividend described in Note 16 and changes to the subsidiary guarantor financial information described in Note 17, as to which the date is June 8, 2017, relating to the financial statements, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 8, 2017